UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 Current Report
                                   Pursuant to
                             Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported):  December 4, 1998



                         ALLMERICA FINANCIAL CORPORATION
              (Exact name of Registrant as specified in its charter)



       Delaware                       1-13754                  04-3263626
(State or other jurisdic-    (Commission File Number)    (I.R.S. Employer I.D.
tion of Incorporation)                                            Number)





               440 Lincoln Street, Worcester, Massachusetts 01653
                     (Address of Principal Executive Offices)
                                     (Zip Code)


                                  (508) 855-1000
              (Registrant's Telephone Number including area code)



                                Page 1 of 6 pages
                             Exhibit Index on page 4


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Item 5.  Other Events.

On December 4, 1998, Allmerica Financial Corporation announced that it has reached a settlement agreement in a class action lawsuit in connection with the sale of life insurance policies issued by the Company from 1978 to May 31, 1998. The settlement agreement is subject to a court determination that it is fair and reasonable, and to court approval. The fairness hearing is expected to be held during the spring of next year. A copy of the press release is attached as Exhibit 99 and is incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

Exhibit 99

Press Release dated December 4, 1998, announcing Allmerica Financial Corporation has reached a settlement agreement in a class action lawsuit in connection with the sale of life insurance policies issued by the Company from 1978 to May 31, 1998.
























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SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 ALLMERICA FINANCIAL
                                                 CORPORATION



                                                 By:/s/ Edward J. Parry III ,
                                                    Edward J. Parry III
                                                    Vice President, Chief
                                                    Financial Officer, and
                                                    Treasurer


Date:  December 7, 1998






















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Exhibit Index

Exhibit 99

Press Release dated December 4, 1998, announcing Allmerica Financial Corporation has reached a settlement agreement in a class action lawsuit in connection with the sale of life insurance policies issued by the Company from 1978 to May 31, 1998


































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                                   EXHIBIT 99

                        ALLMERICA FINANCIAL CORPORATION
                       ANNOUNCES CLASS ACTION SETTLEMENT


WORCESTER, Mass., December 4, 1998 - Allmerica Financial Corporation (NYSE:
AFC) today announced that it has reached a settlement agreement in a class action lawsuit filed against Allmerica and three subsidiary companies in connection with the sale of life insurance policies issued by the company from 1978 to May 31, 1998. Approximately 450,000 policies are affected by the settlement.

 "Allmerica always has insisted on an adherence to the highest ethical standards of business conduct," said Allmerica President and Chief Executive Officer John F. O'Brien. "We vigorously deny the allegations in the complaint that we engaged in inappropriate sales practices. However, settlement of this action at this time serves the interests of our policyholders, shareholders and the company. It will enable us to resolve this matter in a timely manner, and to avoid the tremendous expense and distraction of protracted litigation."

The lawsuit is similar to many filed against other life insurers in recent years. In general, the lawsuits have been prompted by policyholder disappointment in their policies' performance, largely as a result of declining interest rates. Many insurers have settled these lawsuits, or are currently involved in settlement negotiations.

The settlement agreement is subject to a court determination that it is fair and reasonable, and to court approval. The fairness hearing is expected to be held during the Spring of next year.

Under the agreement, Allmerica will provide benefits and remedies designed to address the specific circumstances of individual policyholders. The company will extend to all class members the opportunity to purchase an annuity to which Allmerica will make contributions, or the opportunity to purchase a discounted life insurance product. Alternatively, relief may be available through an alternative dispute resolution process through which policyholders who believe they were misled when they purchased a policy can seek benefits. As part of that process, independent claims adjudicators will determine what, if any benefits will be made available. The agreement must be approved by the court before Allmerica can make benefits available to policyholders.

Allmerica has established an extensive communications program to inform individuals of the agreement, to review their rights and the benefits available to them, and to respond to questions from class members. During the next several weeks, the company plans to mail informational packages to all class members and to open a toll-free call center to respond to policyholder inquiries.

"Through our more than 150 years, Allmerica has been committed to serving the interests of our policyholders responsibly," said O'Brien. "This settlement is consistent with that commitment, and will allow us to conclude this litigation while offering important benefits to our policyholders. We look forward to focusing all of our energies and resources on helping our policyholders meet their future financial security needs."

Allmerica Financial is a diversified group of insurance and financial services companies headquartered in Worcester, Mass. The Allmerica companies rank among the country's 20 leading providers of variable insurance products and the 30 largest providers of property and casualty coverage. The lead company in the group, Allmerica Financial Corporation, is a Fortune 500 company.


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AF-41
12/4/98



Contacts:     Investors:                   Media:
             Jean Peters               Mike Buckley
           (508) 855-3599             (508) 855-3099







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